Exhibit 10.27

ENVISTA HOLDINGS CORPORATION

December 5, 2023
Amir Aghdaei
Chief Executive Officer
200 S. Kraemer Blvd., Building E
Brea, California 92821

Dear Amir:
Reference is made to that certain relocation by you (“CEO”) by Envista Holdings Corporation, a Delaware Corporation (the “Company”) (as successor in interest to Danaher Corporation, a Delaware Corporation) to Germany on July 1, 2015, and your repatriation on June 30, 2017 (the “Assignment”). From time to time each of CEO and Company are hereafter referred to as a “Party” and collectively as the “Parties” to this letter agreement (this “Letter Agreement”).
1.Terms of Assignment. The Parties acknowledge and agree as a condition to the Assignment, and pursuant to the Company’s and its predecessor’s tax equalization policy, any tax burden realized by CEO in excess of any tax liability that would have been incurred by CEO had he and his family remained in his principal state/country (Oregon, United States) would be borne by the Company; including without limitation the cost of any excess taxes owed internationally and/or domestically, penalties and interest associated with any miscalculation of the same, and any and all costs associated with the evaluation, review, calculation, audit, defense, tax preparation and amendment thereof and costs incurred by any third party legal and/or professional services associated with the same (“Company Obligation”). Furthermore, it is acknowledged and agreed by the Parties that CEO shall neither bear the burden of any additional costs associated with the Assignment nor reap any benefit as a consequence of the Assignment.
2.Tax Equalization. Based in part upon information provided by Deloitte Tax LLP (“Deloitte”) (CEO’s prior tax advisor) and Delagnes, Mitchell & Linder, LLP (“Tax Advisor”), Deloitte (for tax years 2018 to 2020) and Vialto Partners (“Vialto” and together with Deloitte, collectively referred to herein as “Company Tax Representatives”) for tax year ending 2021, have calculated such portion of foreign tax payments by the Company which have created excess tax benefits to CEO with respect to the Assignment in the form of federal tax refunds (said payments generating a foreign tax credit on the CEO’s federal income tax return). Such excess tax benefits are referred to herein as “Tax Equalization”.
As of the date of this Letter Agreement (the “Effective Date”), Company Tax Representatives have calculated such total Tax Equalization for the tax years ending 2018, 2019, 2020, and 2021 to equal $3,306,752; which amount Company represents to be true and accurate subject to the data provided by CEO’s Tax Advisor. Each of the Company and CEO acknowledge and agree that as of the Effective Date, CEO has paid two (2) tax equalization payments to the Company, (i) $1,919,255 payment made on May 22, 2022; and (ii) $545,133 payment made on December 19, 2022. The parties further acknowledge and agree that the remaining balance of the Tax Equalization for the tax years ending 2018, 2019, 2020 and 2021 is $842,364 (“Outstanding Balance”); and no further amounts are owed for the aforementioned tax years. Upon payment of the Outstanding Balance in accordance with this Letter Agreement, no further Tax Equalization shall be owed to the Company for tax years ending 2018, 2019, 2020 and 2021 absent an intentional, wilful or grossly negligent error in information provided by Tax Advisor to Company Tax Representatives for the foregoing tax years.
The Parties anticipate that until the remaining balance of German source options held by CEO have been disposed of the Tax Equalization cannot be fully determined; however the Parties agree that the tax related to these German source options, if any, is expected to be nominal and may not require the completion of a German tax return, therefore no Tax Equalization would be required. The Company waives any Tax Equalization with respect to these remaining German source options.

The Parties further acknowledge and agree that it is in the best interest of the CEO and the Company to complete all Tax Equalization calculations and administration as expeditiously as possible; and upon the payment of the Outstanding Balance as well as any Tax Equalization for the 2022 tax year (collectively the “Final Tax Equalization”), both Parties are waiving all future claims of right or opportunities resulting from reimbursement of Tax Equalization by the CEO for the 2023 tax year and all future tax years. Such waiver shall be conditioned upon payment of the Final Tax Equalization by no later than the close of the Company’s 2024 1st Quarter. The Parties shall authorize Tax Advisor and Company Tax Representatives to cooperate in calculating such amounts for the 2022 tax year; and each of CEO and Company shall acknowledge such calculation within a reasonable period following calculation. Notwithstanding the foregoing, upon confirmation and payment of the Final Tax Equalization, no further Tax Equalization shall be owed to the Company for tax years ending 2022 and all future tax years absent an intentional, wilful or grossly negligent error in information provided by Tax Advisor to Company Tax Representatives for the foregoing tax years. Completion of these actions will fully close CEO’s Tax Equalization obligation and no further material trailing income is expected attributable to the Assignment. By agreement, the Company will not pursue the 2021 Foreign Tax Credit (which would have required an amended US return) or exercise any future Claim of Rights other than as agreed upon for the 2022 tax year.
3.Indemnification. In the event that CEO incurs any liability with respect to the Assignment or as a result of information provided by the Company and/or the Company Tax Representatives related to the Assignment, tax filings or calculations related thereto, including without limitation liability with respect to any foreign, federal and/or state tax filings and balances due for (i) the 2018, 2019, 2020 and 2021 tax years; (ii) upon the review, approval and filing of CEO’s personal federal and state tax returns, the 2022 tax year; (iii) any future tax periods whether domestically or foreign; (iv) costs associated with the Company Obligation; and/or (v) any Tax Equalization payments in excess of those confirmed by each of CEO and Company in accordance with Section 2 above; and such liability is not caused by gross negligence, wilful misconduct or intentional misrepresentation of CEO or Tax Advisor, then the Company shall indemnify the CEO for any such liability and against one hundred percent (100%) of any losses, damages, claims, judgments, settlements entered into in accordance with this Letter Agreement, fees, costs expenses (including reasonable attorney’s fees) and liability actually incurred or sustained by CEO as a result of the Assignment, including but not limited to any losses incurred by CEO when acting in good faith reliance pursuant to the direction of the Company or Company Tax Representatives.
4.Payment of Outstanding Balance. In consideration of this Letter Agreement, CEO shall make the Final Tax Equalization payment to the Company by no later than the close of the Company’s 2024 1st Quarter, in full satisfaction and settlement of any and all outstanding Tax Equalization claims owed by CEO to the Company for the 2018, 2019, 2020, 2021 and 2022 tax years. The Parties acknowledge and agree upon payment of the Final Tax Equalization, there shall be no further obligation to Company by CEO for the aforementioned tax years and by agreement, the parties waive all future Tax Equalization for the 2023 and all future tax years in each case, related to the Assignment.
5.Release of Claims. (a) in exchange for the consideration being exchanged pursuant to this Letter Agreement, Company hereby releases and forever discharges CEO from any and all liability for claims known or unknown with respect to the Assignment and or Tax Equalization arising prior to the Effective Date, except as provided herein. This release includes, but is not limited to, any and all claims, rights, demands, and causes of action of any and every kind, known or unknown, whether arising out of any claims for breach of contract (express or implied), breach of the covenant of good faith and fair dealing, which Company may now have, or has ever had, against CEO with respect to the Assignment to the fullest extent permitted by law. Notwithstanding anything in this Letter Agreement to the contrary, however, this release does not include and Company is not giving up the right to enforce the terms of this Letter Agreement and/or any other terms with respect to the employment/engagement agreement of CEO with the Company.
(b) in exchange for the consideration being exchanged pursuant to this Letter Agreement, CEO hereby releases and forever discharges the Company from any and all liability for claims known or unknown with respect to the Assignment and or Tax Equalization arising prior to the Effective Date, except as provided herein. This release includes, but is not limited to, any and all claims, rights, demands, and causes of action of any and every kind, known or unknown, whether arising out of any claims for breach of contract (express or implied), breach of the covenant of good faith and fair dealing, which CEO may now have, or has ever had, against the Company with respect to the Assignment to the fullest extent permitted by law. Notwithstanding anything in this Letter Agreement to the contrary, however, this release does not include and CEO is not giving up the right to enforce the terms of this Letter Agreement and/or any other terms with respect to the employment/engagement agreement of the Company with CEO.
6.Unknown or Different Facts or Law. Each Party acknowledges that it may discover facts or law different from, or in addition to, the facts or law each Party knows or believes to exist with respect to a released claim hereunder. Each Party agrees, nonetheless, that the release contained in this Letter Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law.
7.Civil Code §1542 Waiver. Each Party hereby agrees that the provisions of Section 1542 of the Civil Code of the State of California are waived. Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
THAT THE CREDITOR OR RELEASING PARTY DOES NOT
KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT
THE TIME OF EXECUTING THE RELEASE, AND THAT IF
KNOWN BY HIM OR HER WOULD HAVE MATERIALLY
AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR
OR RELEASED PARTY.

AA_CEO (Initial Here)                        SK_Company (Initial Here)

8.No Reliance upon Representations by the Other Side. Each Party represents and acknowledges that in executing this Agreement he/it does not rely upon, and has not relied upon, any representation or statement made by the other Party or by the agents, attorneys or representatives of the other Party, with regard to the subject matter of this Letter Agreement, or its basis, or the effects of this Letter Agreement other than those representations specifically set forth in this written document.
9.Severability. Any provision of this Letter Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.No Waiver; Cumulative Remedies. No Party hereto shall by any act of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that would otherwise be available on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
11.Survival. Each Party’s obligations under this Letter Agreement shall survive the resignation, retirement, termination or replacement of CEO or any assignment of rights by the Company or its successors and Affiliates; and Company Obligation shall remain in full force and effect until the applicable statute of limitations has run with respect to any potential claims made by any applicable tax authorities with respect to the Assignment or any tax year filings associated with reporting income or expenses with respect to the Assignment.
12.Representations and Warranties. Each of the CEO and Company represent and warrant to other Parties hereto, as to itself as follows:

(a)it has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Letter Agreement, including without limitation , the payment of all moneys hereunder;
(b)the execution, delivery and performance by each Party to this Letter Agreement have been duly authorized by all necessary actions under its constituent documents;
(c)this Letter Agreement constitutes the legal, valid and binding obligations of each Party, enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general equity principles;
(d)no authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by any Party to this Letter Agreement or for the payment of any sums hereunder; and
(e)neither the execution and delivery of this Letter Agreement by such Party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflicts or will conflict with or result in a breach of any of the terms, conditions or provisions of the constituent documents of such Party, or of any law, order, writ, injunction or decree of any court or government authority, or of any agreement or instrument to which such party hereto is a Party or by which it is bound, or constitutes or will constitute a default thereunder.
13.Conflicts. This Letter Agreement contains the entire agreement of the Parties concerning the subject matter hereof, and supersedes any and all prior agreements, whether oral or written, between the Parties hereto concerning the subject matter hereof. This Letter Agreement may not be changed, modified, amended, discharged, abandoned or terminated orally, but only by an agreement in writing, signed by the Parties hereto.
14.Representation by Counsel. The Parties agree that each has had the opportunity to be represented in the negotiation and preparation of this Letter Agreement by an independent attorney of their own choice. The Parties understand that Delagnes, Linder & Duey, LLP represents CEO; and does not represent the Company in this matter. Each Party has carefully read this Letter Agreement in its entirety and the attorney for each Party, if represented, has fully explained its contents and legal effect.
15.Governing Law. This Letter Agreement shall be governed and construed in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws, without regard to principles of conflict of laws.
16.Enforcement Costs and Attorneys’ Fees. If any Party to this Letter Agreement obtains a final non-appealable judgment from a court of competent jurisdiction against any other Party by reason of breach of this Agreement, the prevailing Party’s costs of enforcement and collection in connection with such claim, including reasonable attorneys’ fees and expenses, court costs and disbursements, as fixed by the court, shall be included in such judgment.
If the foregoing correctly sets forth your understanding, please execute this Letter Agreement in the space provided below.
This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

Sincerely,

ENVISTA HOLDINGS CORPORATION
a Delaware Corporation

/s/ Stephen Keller
Stephen Keller

Principal Financial Officer
Title

Agreed to and approved this __6th__ day of December 2023

/s/ Amir Aghdaei
Amir Aghdaei